Exhibit 99.1

MEDIA INQUIRIES:	December 3, 2012
Mark Westphal	FOR IMMEDIATE RELEASE
Senior Vice President and
Chief Financial Officer
(952) 258-4000

MICHAEL FOODS ANNOUNCES LAUNCH OF PROPOSED AMENDMENT TO ITS SENIOR SECURED CREDIT FACILITIES

MINNETONKA, MN, December 3—Michael Foods Group, Inc. (the “Company”) today announced that it is seeking an amendment to its senior secured credit facilities to increase the total leverage ratio used in calculating pro forma compliance under certain covenants in order to pay cash dividends or make cash contributions to its equity holders. The amendment is intended to provide additional covenant headroom to the Company in order to facilitate a potential debt offering by its parent company, although such amendment is not necessary to permit consummation of the proposed offering. The Company currently expects that such an offering, if consummated, would involve notes issued by its parent company in an aggregate principal amount of approximately $275 million. The Company expects that the net proceeds of the offering, plus approximately $50 million of the Company’s cash on hand, would be used to fund a dividend to its ultimate equity holders. Any such offering is subject to market conditions.

Neither this press release nor the information contained herein constitutes an offer to sell or the solicitation of an offer to buy any securities. Any such securities have not been and will not be registered under the Securities Act, and may not be offered or sold without registration thereunder or pursuant to an available exemption therefrom.

Forward-Looking Statements

Certain items contained in this press release may be “forward-looking statements.” Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future sales or performance, capital expenditures, financing needs, ability to fund operations, intentions relating to acquisitions, our competitive strengths and weaknesses, our business strategy and the trends we anticipate in the industries and economies in which we operate and other information that is not historical information. When used herein, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them, but there can be no assurance that our expectations, beliefs and projections will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements. Except for any ongoing obligation to disclose material information as required by the United States federal securities laws, we do not have any intention or obligation to publicly update or revise any forward-looking statements after we distribute this press release, whether to reflect any future events or circumstances or otherwise. There are a number of risks and uncertainties that could cause actual events to differ materially from the forward-looking statements contained in this press release, including the factors described under “Risk Factors” in our 2011 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 30, 2012.

About the Company

Michael Foods Group, Inc., based in Minnetonka, Minnesota, is a producer and distributor of food products to the foodservice, retail and food-ingredient markets. Its principal products are egg products, refrigerated potato products, cheese and other dairy-case products.